EXHIBIT 1.2

MALVERN FEDERAL BANCORP, INC.
(a Federal Corporation in Formation)
Up to 3,461,500 Shares
(Subject to Increase Up to 3,980,725 Shares)

COMMON STOCK ($0.01 Par Value)
Subscription Price $10.00 Per Share

FORM OF AGENCY AGREEMENT

February __, 2008

Stifel, Nicolaus & Company, Incorporated
18 Columbia Turnpike
Florham Park, New Jersey 07932

Ladies and Gentlemen:

          Malvern Federal Bancorp, Inc., a federal corporation in formation (the “Holding Company”), Malvern Federal Mutual Holding Company, a federal mutual holding company in formation (the “MHC”) and Malvern Federal Savings Bank (the “Bank”) (collectively, with each of their subsidiaries, the “Primary Parties”) hereby confirm, jointly and severally, their agreement with Stifel, Nicolaus & Company, Incorporated (the “Agent”), as follows:

          Section 1. The Offering. On __________, the Board of Directors of the Bank adopted a Plan of Reorganization and a Plan of Stock Issuance (collectively, the “Plan”) which provide for the reorganization of the Bank into a two-tier mutual holding company structure, the issuance of all of the Bank’s outstanding common stock to the Holding Company and the issuance of a majority of the outstanding common stock of the Holding Company to the MHC (the “Reorganization”). Upon completion of the Reorganization, the Bank will be a wholly owned subsidiary of the Holding Company and the Holding Company will be a majority owned subsidiary of the MHC. The Holding Company is offering up to 3,461,500 shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”) (subject to an increase up to 3,980,725 shares), in (i) a subscription offering (the “Subscription Offering”), and, if necessary, (ii) a direct community offering (the “Community Offering”) and (iii) a syndicated community offering (the “Syndicated Community Offering”), in connection with the Reorganization. The Plan also provides that the Company shall contribute 2% of its to-be outstanding shares of Common Stock (the “Foundation Shares”) to a charitable foundation to be established by the Bank (the “Charitable Foundation”). References to the Bank herein shall include the Bank in its current mutual form or post-Reorganization stock form as a wholly-owned subsidiary of the Holding Company, as applicable.

          Upon the completion of the Subscription Offering, Community Offering and Syndicated Community Offering (collectively, the “Offerings”), the purchasers of Shares in the Offerings will own 43% of the outstanding Common Stock, the Charitable Foundation will own 2% of the outstanding Common Stock and the MHC will own 55% of the outstanding Common Stock. The Holding Company will issue the Shares at a purchase price of $10.00 per share (the “Purchase Price”). If the number of Shares is increased or decreased in accordance with the Plan, the term “Shares” shall mean such greater or lesser number, where applicable.

          In the Subscription Offering, non-transferable rights to subscribe for between 2,558,500 and 3,461,500 shares (subject to an increase up to 3,980,725 shares) of the Common Stock (“Subscription Rights”) will be granted, in the following order of priority: (1) the Bank’s depositors with account balances of at least $50.00 as of the close of business on September 30, 2006 (“Eligible Account Holders”); (2) tax-qualified employee stock benefit plans; (3) the Bank’s depositors with account balances of at least $50.00 as of the close of business on December 31, 2007 (“Supplemental Eligible Account Holders”); and (4) the Bank’s depositors with account balances of at least $50.00 on ____________, 2008 (“Other Member Record Date”) and borrowers of the Bank as of December 31, 1990 whose borrowings remained outstanding as of the Other Member Record Date (other than Eligible Account Holders and Supplemental Eligible Account Holders) (the “Other Members”), subject to the priorities and purchase limitations set forth in the Plan. The Holding Company may offer Shares, if any, remaining after the Subscription Offering in a Community Offering on a priority basis to natural persons and trusts of natural persons residing within Chester County, Pennsylvania, and then to the general public. Shares may also be reserved in the Community Offering for institutional investors. In the event a Community Offering is held, it may be held at any time during or immediately after the Subscription Offering. Depending on market conditions, Shares available for sale but not subscribed for in the Subscription Offering or purchased in the Community Offering may be offered in the Syndicated Community Offering to selected members of the general public through a syndicate of registered broker-dealers managed by the Agent which are members of the Financial Industry Regulatory Authority (“FINRA”).

          It is acknowledged that the number of Shares to be sold in the Offerings may be increased or decreased as described in the Prospectus (as hereinafter defined); that the purchase of Shares in the Offering is subject to maximum and minimum purchase limitations as described in the Prospectus; and that the Holding Company may reject, in whole or in part, any subscription received in the Community Offering and Syndicated Community Offering.

          The Holding Company has filed with the U.S. Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-1 (File No. 333-148169) in order to register the Shares under the Securities Act of 1933, as amended (the “1933 Act”), and the regulations promulgated thereunder (the “1933 Act Regulations”), and has filed such amendments thereto as have been required to the date hereof (the “Registration Statement”). The prospectus, as amended, included in the Registration Statement at the time it initially became effective is hereinafter called the “Prospectus,” except that if any prospectus relating to the Offerings is filed by the Holding Company pursuant to Rule 424(b) or (c) of the 1933 Act Regulations differing from the prospectus included in the Registration Statement at the time it initially becomes effective, the term “Prospectus” shall refer to the prospectus filed pursuant to Rule 424(b) or (c) from and after the time said prospectus is filed with the Commission and shall include any amendments and supplements thereto from and after their dates of effectiveness or use, respectively.

          In connection with the Reorganization, the Bank filed with the Office of Thrift Supervision (the “OTS”), pursuant to Title 12, Parts 575 and 563b of the Code of Federal Regulations (the “Reorganization Regulations”), a Notice of Mutual Holding Company Reorganization and an Application for Approval of a Minority Stock Issuance by a Stock Holding Company Subsidiary of a Mutual Holding Company, including exhibits and the Prospectus, and has filed amendments thereto as required by the OTS (as so amended, the “MHC Notice and Application”). The Holding Company filed with the OTS its application on Form H-(e)1-S (the “Holding Company Application”) to acquire the Bank under the Home Owners Loan Act and the regulations promulgated thereunder (“HOLA”). The Bank’s application with the OTS for approval of the formation of an interim stock savings bank and the merger of the interim stock savings bank with and into the Bank (the “Merger Application”) was filed as an exhibit to the MHC Notice and Application. The MHC Notice and Application and the Holding Company Application (including the Merger Application) shall collectively be hereinafter referred to as the “OTS Applications.”

          Concurrently with the execution of this Agreement, the Holding Company is delivering to the Agent copies of the Prospectus dated ______________, 2008 of the Holding Company to be used in the Subscription Offering and Community Offering (if any), and, if necessary, will deliver copies of the Prospectus and any prospectus supplement for use in a Syndicated Community Offering.

          Section 2. Appointment of Agent. Subject to the terms and conditions of this Agreement, the Primary Parties hereby appoint the Agent to consult with, advise and assist the Primary Parties in connection with the sale of the Shares in the Offerings.

          On the basis of the representations and warranties of the Primary Parties contained in, and subject to the terms and conditions of, this Agreement, the Agent accepts such appointment and agrees to use its best efforts to assist the Primary Parties with the solicitation of subscriptions and purchase orders for the Shares and agrees to consult with and advise the Primary Parties as to the matters set forth in Section 2 of the letter agreement, dated October 1, 2007, between the Bank and Agent (the “Letter Agreement”) (a copy of which is attached hereto as Exhibit A). It is acknowledged by the Primary Parties that the Agent shall not be obligated to purchase any Shares and shall not be obligated to take any action which is inconsistent with any applicable law, regulation, decision or order. Except as provided in the last paragraph of this Section 2 and Section 13 hereof, the appointment of the Agent to provide services hereunder shall terminate upon consummation of the Offerings.

          If selected broker-dealers are used to assist in the sale of Shares in the Syndicated Community Offering, the Primary Parties hereby, subject to the terms and conditions of this Agreement, appoint the Agent to manage such broker-dealers in the Syndicated Community Offering. On the basis of the representations and warranties of the Primary Parties contained in, and subject to the terms and conditions of, this Agreement, the Agent accepts such appointment and agrees to manage the selling group of broker-dealers in the Syndicated Community Offering.

          The Agent agrees to make available to the Bank and the Holding Company for a period of one year following the consummation of the Offerings its Strategic Advisory Services (“STARS”) program. If the Bank and Holding Company elect to participate in the STARS program, the Agent will meet with the Bank and Holding Company at their request and will render general advice on the financial matters listed in Section 8 of the Letter Agreement (but not including (i) any in-depth merger and acquisition analyses or studies which are available under the Agent’s normal fee schedule, or (ii) advice with respect to a specific acquisition transaction by, or sale of, the Bank or the Holding Company). If the Bank and Holding Company elect to participate in the STARS program, the Agent will waive the regular retainer fee and hourly charges for the first year of such participation. The Bank and Holding Company would be required, however, to reimburse the Agent for its reasonable out-of-pocket expenses incurred in conjunction with the performance of these services. Such out-of-pocket expenses include travel, legal and other miscellaneous expenses. The Agent would not be permitted to incur any single expense in excess of $1,000 pursuant to this paragraph without the prior approval of the Bank and Holding Company. If negotiations for a transaction conducted during the one-year participation period result in the execution of a definitive agreement and/or consummation of a transaction for which the Agent customarily would be entitled to a fee for its advisory or other investment banking services, the Agent shall receive a contingent advisory fee in accordance with the terms of a separate engagement letter to be entered into with respect to such transaction. Nothing in this Agreement shall require the Holding Company or the Bank to obtain such financial advisory services from the Agent. After the completion of such one-year participation period, if the parties wish to continue the relationship, a fee will be negotiated and an agreement with respect to specific advisory services will be entered into at that time.

          Section 3. Refund of Purchase Price. In the event that the Offerings are not consummated for any reason, including but not limited to the inability to sell a minimum of 2,558,500 Shares during the Offerings (including any permitted extension thereof) or such other minimum number of Shares as shall be established consistent with the Plan and the Reorganization Regulations, this Agreement shall terminate and any persons who have subscribed for or ordered any of the Shares shall have refunded to them the full amount which has been received from such person, together with interest, if applicable, as provided in the Prospectus. Upon termination of this Agreement, neither the Agent nor the Primary Parties shall have any obligation to the other except that (i) the Primary Parties shall remain liable for any amounts due pursuant to Sections 4, 9, 11 and 12 hereof, unless the transaction is not consummated due to the breach by the Agent of a warranty, representation or covenant; and (ii) the Agent shall remain liable for any amount due pursuant to Sections 11 and 12 hereof, unless the transaction is not consummated due to the breach by the Primary Parties of a warranty, representation or covenant.

          Section 4. Fees. In addition to the expenses specified in Section 9 hereof, as compensation for the Agent’s services under this Agreement, the Agent has received or will receive the following fees from the Primary Parties:

                    (a) A reorganization and proxy vote advisory and administrative services fee of $50,000 paid as follows: (i) $25,000 was paid upon execution of the Letter Agreement, (ii) $15,000 was paid upon the initial filing of the Registration Statement, and (iii) $10,000 shall be paid at Closing (as defined in Section 5).

                    (b) A sales fee of one percent (1.0%) of the dollar amount of the Shares sold in the Subscription Offering and Community Offering, excluding (i) additional Shares sold pursuant to Section 4(c) below, (ii) Shares purchased by the Bank’s officers, directors, or employees (or members of their immediate families), (iii) Shares purchased by any tax-qualified or non-qualified employee benefit plans of the Bank or the officers, directors or employees (or members of their immediate families), and (iv) the Foundation Shares, which fee shall be paid at Closing (as defined in Section 5). For purposes of this Agreement, “immediate family” includes an officer’s, director’s or employee’s spouse, siblings, parents and children who live in the same house with the officer, director or employee.

                    (c) If any of the Shares remain unsubscribed after the Subscription Offering and Community Offering, at the request of the Holding Company, Agent will form a group of approved broker-dealer firms (the “Assisting Brokers”) in accordance with Section 2 hereof for purposes of the Syndicated Community Offering. The fees payable by the Holding Company pursuant to this Section 4(c) will not exceed six percent (6.0%) of the aggregate dollar amount of the Shares sold in the Syndicated Community Offering. Of such fee, the Agent will receive one percent (1.0%) of the aggregate dollar amount of the Shares sold pursuant to this Section 4(c) as a management fee, and the Primary Parties will pay the remainder to the Assisting Brokers, which may include the Agent, in amounts relating to the number of Shares sold by such Assisting Brokers pursuant to this Section 4(c). All such fees payable under this Section 4(c) shall be in addition to all fees payable under Section 4(a) and 4(b) and shall be paid at Closing (as defined in Section 5). A form of Assisting Brokers Agreement is attached hereto as Exhibit B.

          In the event that the Company is required to resolicit subscribers for Shares in the Subscription Offering and Community Offering and the Agent is required to provide significant additional services in connection with such a resolicitation, the Primary Parties and the Agent shall mutually agree to the dollar amount of additional compensation due to the Agent, if any. Until any agreement called for by this paragraph is reached, the Agent shall not incur any expenses relating to any resolicitation in an amount that would cause the total expenses incurred by the Agent that are reimbursable by the Primary Parties pursuant to Section 9 hereof to be greater than those permitted without the prior written consent of the Company or the Bank, which consent shall not be unreasonably withheld.

          If this Agreement is terminated in accordance with the provisions of Section 3, 10 or 14 hereof and the sale of the Shares is not consummated, the Agent shall not be entitled to receive the fees set forth in Sections 4(b)-(c), but the Agent will be entitled to retain the conversion and proxy vote advisory and administrative services fee of $50,000 set forth in Section 4(a) and the Primary Parties will reimburse the Agent for its reasonable expenses pursuant to Section 9 hereof.

          Section 5. Closing. If the minimum number of Shares required to be sold in the Offerings on the basis of the most recently updated Appraisal (as defined in Section 6(k)) are subscribed for at or before the termination date of the Offerings (which may be extended), and the other conditions (including those in Section 10) to the completion of the Reorganization are satisfied, the Holding Company agrees to issue the Shares and the Foundation Shares on the Closing Time (as hereinafter defined) against payment therefor by the means authorized by the Plan and to deliver certificates evidencing ownership of the Shares and the Foundation Shares in such authorized denominations and registrations directly to the purchasers thereof or as instructed as promptly as practicable after the Closing Time. The closing (the “Closing”) shall be held at the offices of special counsel to the Primary Parties, or at such other place as shall be agreed upon among the Primary Parties and the Agent, at 10:00 a.m., Eastern Standard Time, on the business day selected by the Holding Company which business day shall be no less than two business days following the giving of prior notice by the Holding Company to the Agent or at such other time as shall be agreed upon by the Primary Parties and the Agent. At the Closing, the Primary Parties shall deliver to the Agent by wire transfer in same-day funds the commissions, fees and expenses owing to the Agent as set forth in Sections 4 and 9 hereof and the opinions required hereby and other documents deemed reasonably necessary for the Agent shall be executed and delivered to effect the sale of the Shares as contemplated hereby and pursuant to the terms of the Prospectus. The Holding Company shall notify the Agent when funds shall have been received for the minimum number of shares of the Common Stock. The hour and date upon which the Holding Company shall release the Shares for delivery in accordance with the terms hereof is referred to herein as the “Closing Time.”

          The Agent shall have no liability to any party for the records or other information provided by the Primary Parties (or their respective agents) to the Agent for use in allocating the Shares. Subject to the limitations of Section 10 hereof, the Primary Parties shall indemnify and hold harmless the Agent for any liability arising out of the allocation of the Shares in accordance with (i) the Plan generally, and (ii) the records or other information provided to the Agent by the Primary Parties (or their respective agents).

          Section 6. Representations and Warranties of the Primary Parties. The Primary Parties jointly and severally represent and warrant to the Agent that, except as disclosed in the Prospectus:

                    (a) Each of the Primary Parties has all such power, authority, authorizations, approvals and orders as may be required to enter into this Agreement. At the Closing Time, each of the Primary Parties will have all such power, authority, authorizations, approvals and orders as may be required to carry out the provisions and conditions hereof and to issue and sell the Shares and issue the Foundation Shares as provided herein and as described in the Prospectus. Subject to the receipt of member and regulatory approval, the consummation of the Reorganization and the Offerings, the execution, delivery and performance of this Agreement and the Letter Agreement and the consummation of the transactions herein contemplated, including the establishment and funding of the Charitable Foundation, have been duly and validly authorized by all necessary corporate action on the part of the Bank and, as of the Closing Time, will have been duly and validly authorized by all necessary corporate action on the part of each of the Primary Parties. This Agreement has been validly executed and delivered by each of the Primary Parties, and is a valid, legal and binding obligation of each of the Primary Parties, in each case enforceable in accordance with its terms, except to the extent, if any, that the provisions of Sections 11 and 12 hereof may be unenforceable as against public policy, and except to the extent that such enforceability may be limited by bankruptcy laws, insolvency laws, or other laws affecting the enforcement of creditors’ rights generally, or the rights of creditors of savings institutions insured by the FDIC (including the laws relating to the rights of the contracting parties to equitable remedies).

                    (b) The Plan has been approved by the OTS.

                    (c) The Registration Statement was declared effective by the Commission on ______________, 2008; and no stop order has been issued with respect thereto and no proceedings related to the Prospectus have been initiated or to the knowledge of the Primary Parties threatened by the Commission. At the time the Registration Statement, including the Prospectus contained therein (including any amendment or supplement thereto), became effective, the Registration Statement complied as to form in all material respects with the 1933 Act and the Registration Statement, including the Prospectus (including any amendment or supplement thereto), any Blue Sky Application or any Sales Information (as such terms are defined in Section 11 hereof) authorized by the Primary Parties for use in connection with the Offerings did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. At the time any Rule 424(b) or (c) Prospectus was filed with the Commission and at the Closing Time referred to in Section 5, the Registration Statement, including the Prospectus contained therein (including any amendment or supplement thereto), any Blue Sky Application or Sales Information (as such terms are defined in Section 11 hereof) authorized for use by any of the Primary Parties in connection with the Offerings, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this Section 6(c) shall not apply to statements or omissions made in reliance upon and in conformity with written information furnished to the Primary Parties by the Agent expressly regarding the Agent for use under the captions “Market for Our Common Stock” and “The Reorganization and Offering—Plan of Distribution and Marketing Arrangements” or written statements or omissions from any sales information or information filed pursuant to state securities or blue sky laws or regulations regarding the Agent.

                    (d) At the time of filing the Registration Statement and at the date hereof, the Holding Company was not, and is not, an ineligible issuer, as defined in Rule 405. At the time of the filing of the Registration Statement and at the time of the use of any issuer free writing prospectus, as defined in Rule 433(h), the Holding Company met the conditions required by Rules 164 and 433 for the use of a free writing prospectus. If required to be filed, the Holding Company has filed any issuer free writing prospectus related to the offered Shares at the time it is required to be filed under Rule 433 and, if not required to be filed, will retain such free writing prospectus in the Holding Company’s records pursuant to Rule 433(g) and if any issuer free writing prospectus is used after the date hereof in connection with the offering of the Shares the Holding Company will file or retain such free writing prospectus as required by Rule 433.

                    (e) As of the Applicable Time, neither (i) the Issuer Represented General Free Writing Prospectus(es) issued at or prior to the Applicable Time and the Statutory Prospectus, all considered together (collectively, the “General Disclosure Package”), nor (ii) any individual Issuer Represented Limited Use Free Writing Prospectus, when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from any Prospectus included in the Registration Statement relating to the offered Shares or any Issuer Represented Free Writing Prospectus based upon and in conformity with written information furnished to the Primary Parties by the Agent specifically for use therein. As used in this paragraph and elsewhere in this Agreement:

                              (1) “Applicable Time” means each and every date when a potential purchaser submitted a subscription or otherwise committed to purchase Shares.

                              (2) “Statutory Prospectus”, as of any time, means the Prospectus relating to the offered Shares that is included in the Registration Statement relating to the offered Shares immediately prior to that time, including any document incorporated by reference therein.

                              (3) “Issuer Represented Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433(h) under the 1933 Act Regulations, relating to the offered Shares that is required to be filed with the Commission by the Holding Company or required to be filed with the Commission. The term does not include any writing exempted from the definition of prospectus pursuant to clause (a) of Section 2(a)(10) of the 1933 Act, without regard to Rule 172 or Rule 173 under the 1933 Act Regulations.

                              (4) “Issuer Represented General Free Writing Prospectus” means any Issuer Represented Free Writing Prospectus that is intended for general distribution to prospective investors.

                              (5) “Issuer-Represented Limited Use Free Writing Prospectus” means any Issuer Represented Free Writing Prospectus that is not an Issuer Represented General Free Writing Prospectus. The term Issuer-Represented Limited Use Free Writing Prospectus also includes any “bona fide electronic road show,” as defined in Rule 433 under the 1933 Act Regulations, that is made available without restriction pursuant to Rule 433(d)(8)(ii) under the 1933 Act Regulations or otherwise, even though not required to be filed with the Commission.

                    (f) Each Issuer Represented Free Writing Prospectus, as of its date of first use and at all subsequent times through the completion of the Offerings and sale of the offered Shares or until any earlier date that the Holding Company notified or notifies the Agent (as described in the next sentence), did not, does not and will not include any information that conflicted, conflicts or will conflict with the information contained in the Registration Statement relating to the offered Shares, including any document incorporated by reference therein that has not been superseded or modified. If at any time following the date of first use of an Issuer Represented Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Represented Free Writing Prospectus conflicted or would conflict with the information contained in the Registration Statement relating to the offered Shares or included or would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances prevailing at that subsequent time, not misleading, the Holding Company has notified or will notify promptly the Agent so that any use of such Issuer Represented Free Writing Prospectus may cease until it is amended or supplemented and the Holding Company has promptly amended or will promptly amend or supplement such Issuer Represented Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission. The foregoing two sentences do not apply to statements in or omissions from any Issuer Represented Free Writing Prospectus based upon and in conformity with written information furnished to the Primary Parties by the Agent specifically for use therein.

                    (g) The MHC Notice and Application, including the Prospectus and the proxy statement for the solicitation of proxies from the members of the Bank for the special meeting to approve the Plan of Reorganization (the “Proxy Statement”), has been or prior to the Closing Time will be approved by the OTS and the Prospectus and Proxy Statement have been authorized for use by the OTS. At the time the MHC Notice and Application, including the Prospectus and Proxy Statement contained therein (including any amendment or supplement thereto), were approved and authorized for use by the OTS and at all times subsequent thereto until the Closing Time, the MHC Notice and Application, including the Prospectus and Proxy Statement contained therein (including any amendment or supplement thereto), complied and will comply as to form in all material respects with the Reorganization Regulations. At the time of approval by the OTS and at all times subsequent thereto until the Closing Time, the MHC Notice and Application, including the Prospectus and Proxy Statement, did not and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that representations or warranties in this subsection (g) shall not apply to statements or omissions made in reliance upon and in conformity with written information furnished to the Primary Parties by the Agent expressly regarding the Agent for use in the Prospectus contained under the captions “Market for Our Common Stock” or “The Reorganization and Offering–Plan of Distribution and Marketing Arrangements” or written statements or omissions from any sales information or information filed pursuant to state securities or blue sky laws or regulations regarding the Agent.

                    (h) No order has been issued by the OTS, the Commission, or any state regulatory authority, preventing or suspending the use of the Registration Statement or the Prospectus and no action by or before any such government entity to revoke any approval, authorization or order of effectiveness related to the Reorganization or Offerings is pending or, to the knowledge of the Primary Parties, threatened.

                    (i) The Plan has been duly adopted by the Board of Directors of the Bank. To the knowledge of the Primary Parties, no person has, or at the Closing Time will have, sought to obtain review of the final action of the OTS in approving the Plan, the Reorganization, the Offerings, or the OTS Applications, pursuant to the Reorganization Regulations or the HOLA or any other statute or regulation.

                    (j) The Holding Company has filed with the OTS the Holding Company Application (including the Merger Application), which included exhibits and supplemental material, and an amendment or amendments thereto, as required, and has published notice of such filing, as required, and the Holding Company Application and the Holding Company’s acquisition of the Bank has been, or prior to the Closing Time will be, approved by the OTS.

                    (k) RP Financial, LC., which prepared the appraisal of the aggregate pro forma market value of the Common Stock on which the Offerings were based (the “Appraisal”), has advised the Primary Parties in writing that it is independent with respect to each of the Primary Parties within the meaning of the Reorganization Regulations and the Primary Parties believe RP Financial, LC. to be an expert in preparing appraisals of savings institutions.

                    (l) Beard Miller Company LLP, which certified the financial statements filed as part of the Registration Statement and the MHC Notice and Application, has advised the Primary Parties that it is an independent registered public accounting firm within the meaning of the Code of Ethics of the American Institute of Certified Public Accountants (the “AICPA”), that it is registered with the Public Company Accounting Oversight Board (“PCAOB”), and that it is, with respect to each of the Primary Parties, an independent certified public accountant within the meaning of, and is not in violation of the auditor independence requirements of, the Securities Act, the Securities Act Regulations, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the regulations of the PCAOB (the “PCAOB Regulations”) and the rules and regulations of the OTS (“OTS Regulations”).

                    (m) The consolidated financial statements and the notes thereto which are included in the Registration Statement and which are a part of the Prospectus present fairly the financial condition and retained earnings of the Bank as of the dates indicated and the results of operations and cash flows for the periods specified. The financial statements comply in all material respects with the applicable accounting requirements of Title 12 of the Code of Federal Regulations, Regulation S-X of the Commission and accounting principles generally accepted in the United States of America (“GAAP”) applied on a consistent basis during the periods presented except as otherwise noted therein, and present fairly in all material respects the information required to be stated therein. The other financial, statistical and pro forma information and related notes included in the Prospectus present fairly the information shown therein on a basis consistent with the audited and any unaudited financial statements included in the Prospectus, and as to the pro forma adjustments, the adjustments made therein have been properly and consistently applied on the basis described therein.

                    (n) Since the respective dates as of which information is given in the Registration Statement, including the Prospectus, other than as disclosed therein (i) there has not been any material adverse change in the financial condition, results of operations, capital, properties or business affairs of any of the Primary Parties or of the Primary Parties considered as one enterprise, whether or not arising in the ordinary course of business (“Material Adverse Effect”); (ii) there has not been any material change in total assets of the Bank or any material increase in the aggregate amount of loans past due ninety (90) days or more, or any real estate acquired by foreclosure or loans characterized as “in substance foreclosure”; nor has the Bank issued any securities or incurred any liability or obligation for borrowings other than in the ordinary course of business; and (iii) there have not been any material transactions entered into by any of the Primary Parties other than in the ordinary course of business. The capitalization, liabilities, assets, properties and business of the Primary Parties conform in all material respects to the descriptions thereof contained in the Prospectus and none of the Primary Parties has any material liabilities of any kind, contingent or otherwise, except as disclosed in Registration Statement or the Prospectus.

                    (o) As of the Closing Time, the Holding Company will be a corporation duly organized and in good standing under the federal laws of the United States, with corporate power and authority to own its properties and to conduct its business as described in the Prospectus, and will be qualified to transact business and in good standing in each jurisdiction in which the conduct of business requires such qualification unless the failure to qualify in one or more of such jurisdictions would not have a Material Adverse Effect. As of the Closing Time, the Holding Company will have obtained all licenses, permits and other governmental authorizations required for the conduct of its business, except those that individually or in the aggregate would not have a Material Adverse Effect; and as of the Closing Time, all such licenses, permits and governmental authorizations will be in full force and effect, and the Holding Company will be in compliance therewith in all material respects.

                    (p) As of the Closing Time, the MHC will be duly organized and will be validly existing as a federally chartered mutual holding company under the laws of the United States, duly authorized to conduct its business and own its property as described in the Registration Statement and the Prospectus; as of the Closing Time, the MHC will have obtained all licenses, permits and other governmental authorizations required for the conduct of its business except those that individually or in the aggregate would not have a Material Adverse Effect; as of the Closing Time, all such licenses, permits and governmental authorizations will be in full force and effect and the MHC will be in compliance therewith in all material respects; as of the Closing Time, the MHC will be duly qualified as a foreign corporation to transact business in each jurisdiction in which the failure to be so qualified in one or more of such jurisdictions would have a Material Adverse Effect.

                    (q) The MHC does not, and as of the Closing Time, will not own any equity securities or any equity interest in any business enterprise except as described in the Prospectus.

                    (r) The MHC is not authorized to issue any shares of capital stock.

                    (s) Prior to consummation of the Reorganization the Bank is a duly organized and validly existing federally chartered mutual savings association and, upon consummation of the Reorganization, the Bank will be a federally chartered stock savings association. The Bank is duly authorized to conduct its business as described in the Prospectus; the activities of the Bank are permitted by the rules, regulations and practices of the OTS; the Bank has obtained all licenses, permits and other governmental authorizations currently required for the conduct of its business except those that individually or in the aggregate would not have a Material Adverse Effect; all such licenses, permits and other governmental authorizations are in full force and effect and the Bank is in good standing under the laws of the United States and is duly qualified as a foreign corporation to transact business in each jurisdiction in which failure to so qualify would not have a Material Adverse Effect; all of the issued and outstanding capital stock of the Bank after the Reorganization will be duly and validly issued and fully paid and nonassessable; and the Holding Company will directly own all of such capital stock free and clear of any mortgage, pledge, lien, encumbrance, claim or restriction. The Bank does not own equity securities or any equity interest in any other business enterprise except as otherwise described in the Prospectus.

                    (t) The Bank is a member of the Federal Home Loan Bank of Pittsburgh (“FHLB of Pittsburgh”); the deposit accounts of the Bank are insured by the FDIC up to applicable limits. Upon consummation of the Reorganization, the rights of the members of the Bank in its mutual form shall be transferred to the MHC in accordance with the Plan and the requirements of the Reorganization Regulations.

                    (u) Prior to the Closing Time, the Bank is not authorized to issue any shares of capital stock.

                    (v) No approvals are required to establish the Charitable Foundation and to contribute the Foundation Shares thereto as described in the Prospectus other than those imposed by the OTS. The issuance of the Foundation Shares to the Charitable Foundation pursuant to the Plan has been registered pursuant to the Registration Statement.

                    (w) The only subsidiary of the Bank is Strategic Asset Management Group, Inc. (“SAM”), a duly organized and validly existing corporation and insurance brokerage incorporated and in good standing under the laws of the State of New Jersey, duly authorized to conduct its business as described in the Prospectus. Upon consummation of the Reorganization, the only subsidiary of the Holding Company will be the Bank, and the only subsidiary of the Bank will be SAM. Except for SAM and except as set forth in the Prospectus, the Bank does not directly or indirectly, control any other corporation, limited liability company, partnership, joint venture, association, trust or other business organization.

                    (x) Upon consummation of the Reorganization and the Offerings, the authorized, issued and outstanding equity capital of the Holding Company will be within the range set forth in the Prospectus under the caption “Our Capitalization” and no shares of Common Stock have been or will be issued and outstanding prior to the Closing Time and the Shares to be subscribed for in the Offering and the Foundation Shares to be issued to the Charitable Foundation have been duly and validly authorized for issuance and, when issued and delivered by the Holding Company pursuant to the Plan against payment of the consideration calculated as set forth in the Plan and the Prospectus (or contributed to the Charitable Foundation as it relates to the Foundation Shares), will be duly and validly issued and fully paid and nonassessable; the issuance of the Shares and the Foundation Shares are not subject to preemptive rights, except for the subscription rights granted pursuant to the Plan; and the terms and provisions of the shares of Common Stock will conform in all material respects to the description thereof contained in the Prospectus. Upon issuance of the Shares and the Foundation Shares, good title to the Shares and the Foundation Shares will be transferred from the Holding Company to the purchasers of Shares against payment therefor in the Offerings (or contributed to the Charitable Foundation as it relates to the Foundation Shares) as set forth in the Plan and the Prospectus.

                    (y) The Bank is not, and as of the Closing Time none of the Primary Parties will be, in violation of their respective charter or their respective bylaws, or in material default in the performance or observance of any obligation, agreement, covenant, or condition contained in any contract, lease, loan agreement, indenture or other instrument to which they are a party or by which they, or any of their respective property, may be bound which would result in a material adverse change in the condition (financial or otherwise), earnings, capital, properties or assets. The consummation of the transactions contemplated herein and in the Plan will not (i) conflict with or constitute a breach of, or default under, the charter or bylaws of the Bank or, as of the Closing Time, the Bank, the Holding Company or the MHC, or materially conflict with or constitute a material breach of, or default under, any material contract, lease or other instrument to which any of the Primary Parties has a beneficial interest, or any applicable law, rule, regulation or order that is material to the financial condition of the Bank; (ii) violate any authorization, approval, judgment, decree, order, statute, rule or regulation applicable to the Primary Parties except for such violations which would not have a Material Adverse Effect; or (iii) result in the creation of any material lien, charge or encumbrance upon any property of the Primary Parties.

                    (z) No default exists, and no event has occurred which with notice or lapse of time, or both, would constitute a default on the part of any of the Primary Parties, in the due performance and observance of any term, covenant or condition of any indenture, mortgage, deed of trust, note, bank loan or credit agreement or any other material instrument or agreement to which any of the Primary Parties is a party or by which any of them or any of their property is bound or affected in any respect which, in any such case, would have a Material Adverse Effect, and such agreements are in full force and effect; and no other party to any such agreements has instituted or, to the knowledge of the Primary Parties, threatened any action or proceeding wherein any of the Primary Parties is alleged to be in default thereunder under circumstances where such action or proceeding, if determined adversely to any of the Primary Parties, would have a Material Adverse Effect.

                    (aa) The Primary Parties have good and marketable title to all assets which are material to the businesses of the Primary Parties and to those assets described in the Prospectus as owned by them, free and clear of all material liens, charges, encumbrances, restrictions or other claims, except such as are described in the Prospectus or which do not have a Material Adverse Effect; and all of the leases and subleases which are material to the businesses, financial condition, results of operation, capital and properties of the Primary Parties, including those described in the Registration Statement or Prospectus, are in full force and effect.

                    (bb) The Primary Parties are not in material violation of any directive from the OTS, the FDIC, the Commission or any other agency to make any material change in the method of conducting their respective businesses; the Primary Parties have conducted and are conducting their respective businesses so as to comply in all respects with all applicable statutes and regulations (including, without limitation, regulations, decisions, directives and orders of the OTS, the Commission and the FDIC), except where the failure to so comply would not reasonably be expected to result in a Material Adverse Effect and there is no charge, investigation, action, suit or proceeding before or by any court, regulatory authority or governmental agency or body pending or, to the knowledge of any of the Primary Parties, threatened, which would reasonably be expected to materially and adversely affect the Reorganization, the Offerings, the performance of this Agreement, or the consummation of the transactions contemplated in the Plan as described in the Registration Statement, or which would reasonably be expected to result in a Material Adverse Effect.

                    (cc) Prior to the Closing Time, the Primary Parties will have received an opinion of their special counsel, Elias, Matz, Tiernan & Herrick L.L.P., with respect to the federal income tax consequences of the Reorganization and Offerings, as described in the Registration Statement and the Prospectus, and an opinion from Beard Miller Company LLP with respect to the tax consequences of the Reorganization and Offerings under the laws of the Commonwealth of Pennsylvania and the facts and representations upon which such opinions will be based will be truthful, accurate and complete, and none of the Primary Parties will take any action inconsistent therewith.

                    (dd) The Bank has timely filed all required federal, state and local tax returns, paid all taxes that have become due and payable in respect of such returns, except where permitted to be extended, has made adequate reserves for similar future tax liabilities, and no deficiency has been asserted with respect thereto by any taxing authority.

                    (ee) No approval, authorization, consent or other order of any regulatory or supervisory or other public authority is required for the execution and delivery by the Primary Parties of this Agreement, or the sale and issuance of the Shares and the issuance of the Foundation Shares, except for (i) the approval of the OTS and the Commission, (ii) the non-objection of the FINRA and (iii) any necessary qualification, notification, or registration or exemption under the securities or blue sky laws of the various states in which the Shares are to be offered for sale.

                    (ff) None of the Primary Parties has: (i) issued any securities within the last 18 months (except for notes to evidence bank loans or other liabilities in the ordinary course of business or as described in the Prospectus); (ii) had any dealings with respect to sales of securities within the 12 months prior to the date hereof with any member of the FINRA, or any person related to or associated with such member, other than discussions and meetings relating to the Offerings and purchases and sales of U.S. government and agency and other securities in the ordinary course of business; (iii) entered into a financial or management consulting agreement except for the Letter Agreement and as contemplated hereunder; or (iv) engaged any intermediary between the Agent and the Primary Parties in connection with the Offerings or the offering of shares of the common stock of the Bank, and no person is being compensated in any manner for such services.

                    (gg) Neither the Primary Parties nor, to the knowledge of the Primary Parties, any employee of the Primary Parties, has made any payment of funds of the Primary Parties as a loan to any person for the purchase of Shares, except for the Holding Company’s loan to the employee stock ownership plan (“ESOP”) which will be used by the ESOP to purchase Shares, or has made any other payment or loan of funds prohibited by law, and no funds have been set aside to be used for any payment prohibited by law.

                    (hh) The Bank complies in all material respects with the applicable financial record keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, and the regulations and rules thereunder.

                    (ii) The Primary Parties have not relied upon Agent or its counsel for any legal, tax or accounting advice in connection with the Reorganization.

                    (jj) The records of Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are accurate and complete in all material respects.

                    (kk) The Primary Parties comply in all material respects with all laws, rules and regulations relating to environmental protection, and none of them has been notified or is otherwise aware that any of them is potentially liable, or is considered potentially liable, under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any other Federal, state or local environmental laws and regulations; no action, suit, regulatory investigation or other proceeding is pending or, to the knowledge of the Primary Parties, threatened against the Primary Parties relating to environmental protection, nor do the Primary Parties have any reason to believe any such proceedings may be brought against any of them; and no disposal, release or discharge of hazardous or toxic substances, pollutants or contaminants, including petroleum and gas products, as any of such terms may be defined under federal, state or local law, has occurred on, in, at or about any facilities or properties owned or leased by any of the Primary Parties or in which the Bank has a security interest unless such disposal, release or discharge would not have a Material Adverse Effect.

                    (ll) All of the loans represented as assets in the most recent financial information of the Bank included in the Prospectus comply with or are exempt from all requirements of federal, state and local law pertaining to lending, including, without limitation, truth in lending (including the requirements of 12 C.F.R. Part 226 (“Regulation Z”)), real estate settlement procedures, consumer credit protection, equal credit opportunity and all disclosure laws applicable to such loans, except for violations which, if asserted, would not result in a Material Adverse Effect.

                    (mm) None of the Primary Parties are required to be registered as an investment company under the Investment Company Act of 1940.

                    (nn) As of the date hereof, the charters of the Holding Company and the MHC have been filed with the OTS, but neither charter is effective or otherwise in force.

                    (oo) The Primary Parties have taken all actions necessary to obtain at Closing a Blue Sky Memorandum from Elias, Matz, Tiernan & Herrick L.L.P.

          Any certificates signed by an officer of any of the Primary Parties and delivered to the Agent or its counsel that refer to this Agreement shall be deemed to be a representation and warranty by the Primary Parties to Agent as to the matters covered thereby with the same effect as if such representation and warranty were set forth herein.

          Section 7. Representations and Warranties of Agent. Agent represents and warrants to the Primary Parties that:

                    (a) Agent is a corporation and is validly existing and in good standing under the laws of the State of Missouri with full power and authority to provide the services to be furnished to the Primary Parties hereunder.

                    (b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein have been duly and validly authorized by all necessary corporate action on the part of Agent, and each of this Agreement and the Letter Agreement is the legal, valid and binding agreement of Agent, enforceable in accordance with its terms except to the extent, if any, that the provisions of Sections 11 and 12 hereof may be unenforceable as against public policy, and except to the extent that such enforceability may be limited by bankruptcy laws, insolvency laws, or other laws affecting the enforcement of creditors’ rights generally or general equity principles.

                    (c) Each of Agent and its employees, agents and representatives who shall perform any of the services hereunder shall have, and until the Reorganization and Offerings are consummated or terminated shall maintain all licenses, approvals and permits necessary to perform such services and shall comply in all material respects with all applicable laws and regulations in connection with the performance of such services.

                    (d) No action, suit, charge or proceeding before the Commission, the FINRA, any state securities commission or any court is pending, or to the knowledge of Agent threatened, against Agent which, if determined adversely to Agent, would have a material adverse effect upon the ability of Agent to perform its obligations under this Agreement.

                    (e) Agent is registered as a broker/dealer pursuant to Section 15(b) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is a member of the FINRA.

                    (f) Any funds received in the Offerings by the Agent will be handled by the Agent in accordance with Rule 15c2-4 under the 1934 Act to the extent applicable.

          Section 8. Covenants of the Primary Parties. The Primary Parties hereby jointly and severally covenant with the Agent as follows:

                    (a) The Holding Company will not, at any time after the date the Registration Statement is declared effective, file any amendment or supplement to the Registration Statement without providing the Agent and its counsel an opportunity to review and comment on such amendment or supplement or file any amendment or supplement to which amendment the Agent or its counsel shall reasonably object. The Holding Company will furnish promptly to Agent and its counsel copies of all correspondence from the Commission with respect to the Registration Statement and the Holding Company’s responses thereto.

                    (b) The Primary Parties will not, at any time after the date that any OTS Applications are approved, file any amendment or supplement to such OTS Applications without providing Agent and its counsel an opportunity to review and comment on such amendment or supplement or file any amendment or supplement to which amendment or supplement Agent or its counsel shall reasonably object.

                    (c) The Holding Company represents and agrees that, unless it obtains the prior consent of Agent, and Agent represents and agrees that, unless it obtains the prior consent of the Holding Company, it has not made and will not make any offer relating to the offered Shares that would constitute an “issuer free writing prospectus,” as defined in Rule 433 under the 1933 Act Regulations, or that would constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission. Any such free writing prospectus consented to by the Holding Company and Agent is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Holding Company represents that it has and will comply with the requirements of Rule 433 under the 1933 Act Regulations applicable to any Permitted Free Writing Prospectus, including timely Commission filing where required, legending and record keeping. The Holding Company need not treat any communication as a free writing prospectus if it is exempt from the definition of prospectus pursuant to Clause (a) of Section 2(a)(10) of the 1933 Act without regard to Rule 172 or 173 under the 1933 Act Regulations.

                    (d) The Primary Parties will use their best efforts to cause the OTS to approve the Holding Company’s acquisition of the Bank, and will use their best efforts to cause any post-effective amendment to the Registration Statement to be declared effective by the Commission and any post-effective amendment to the OTS Applications to be approved by the OTS and will immediately upon receipt of any information concerning the events listed below notify the Agent (i) when the Registration Statement, as amended, has become effective; (ii) when the MHC Notice and Application, as amended, has been approved by the OTS; (iii) when the Holding Company Application, as amended, has been approved by the OTS; (iv) when the Merger Application has been approved by the OTS; (v) of the receipt of any comments from the Commission, the OTS or any other governmental entity with respect to the Reorganization, the Offerings or the transactions contemplated by this Agreement; (vi) of any request by the Commission, the OTS, any other governmental entity for any amendment or supplement to the Registration Statement or the OTS Applications or for additional information; (vii) of the issuance by the Commission, the OTS or any other governmental entity of any order or other action suspending the Offerings or the use of the Registration Statement or the Prospectus or any other filing of the Primary Parties under the Reorganization Regulations or other applicable law or regulation, or the threat of any such action; or (viii) of the issuance by the Commission, the OTS, or any other governmental entity of any stop order suspending the effectiveness of the Registration Statement or of the initiation or threat of initiation or threat of any proceedings for that purpose. The Primary Parties will make every reasonable effort to prevent the issuance by the Commission, the OTS or any state or federal authority of any order referred to in (vii) and (viii) above and, if any such order shall at any time be issued, to obtain the lifting thereof at the earliest possible time.

                    (e) The Primary Parties will deliver to Agent and to its counsel conformed copies of each of the following documents, with all exhibits: each of the OTS Applications as originally filed and of each amendment or supplement thereto, and the Registration Statement, as originally filed and each amendment or supplement thereto. Further, the Primary Parties will deliver such additional copies of the foregoing documents to counsel to the Agent as may be required for any FINRA filings. In addition, the Primary Parties will also deliver to Agent such number of copies of the Prospectus, as amended or supplemented, as Agent may reasonably request.

                    (f) The Primary Parties will comply in all material respects with any and all terms, conditions, requirements and provisions with respect to the Reorganization and the transactions contemplated thereby imposed by the Commission, by applicable state law and regulations, and by the 1933 Act, the 1933 Act Regulations, the 1934 Act, and the rules and regulations of the Commission promulgated under the 1934 Act (the “1934 Act Regulations”), to be complied with prior to or subsequent to the Closing Time; and when the Prospectus is required to be delivered, the Primary Parties will comply in all material respects, at their own expense, with all requirements imposed upon them by the OTS, the Reorganization Regulations (except as modified or waived in writing by the OTS), the Commission, by applicable state and federal law and regulations and by the 1933 Act, the 1933 Act Regulations, the 1934 Act and the 1934 Act Regulations, in each case as from time to time in force, so far as is necessary to permit the continuance of sales or dealing in shares of Common Stock during such period in accordance with the provisions hereof and the Prospectus.

                    (g) Each of the Primary Parties will inform Agent of any event or circumstance of which it is or becomes aware as a result of which the Registration Statement and/or Prospectus, as then supplemented or amended, would include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading. If it is necessary, in the reasonable opinion of counsel for the Primary Parties, to amend or supplement the Registration Statement or the Prospectus in order to correct such untrue statement of a material fact or to make the statements therein not misleading in light of the circumstances existing at the time of their use, the Primary Parties will, at their expense, prepare, file with the Commission and the OTS, as necessary, and furnish to Agent, a reasonable number of copies of an amendment or amendments of, or a supplement or supplements to, the Registration Statement and the Prospectus (in form and substance reasonably satisfactory to counsel for the Agent after a reasonable time for review) which will amend or supplement the Registration Statement and/or the Prospectus so that as amended or supplemented it will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances existing at the time, not misleading. For the purpose of this subsection, each of the Primary Parties will furnish such information with respect to itself as the Agent may from time to time reasonably request.

                    (h) Pursuant to the terms of the Plan, the Holding Company will endeavor in good faith, in cooperation with the Agent, to register or to qualify the Shares for offer and sale or to exempt such Shares from registration and to exempt the Holding Company and its officers, directors and employees from registration as broker-dealers, under the applicable securities laws of the jurisdictions in which the Offerings will be conducted; provided, however, that the Holding Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation to do business in any jurisdiction in which it is not so qualified. In each jurisdiction where any of the Shares shall have been registered or qualified as above provided, the Holding Company will make and file such statements and reports in each year as are or may be required by the laws of such jurisdiction.

                    (i) The Holding Company will not sell or issue, contract to sell or otherwise dispose of, for a period of 90 days after the date hereof, without the Agent’s prior written consent, which consent shall not be unreasonably withheld, any shares of Common Stock other than in connection with any plan or arrangement described in the Prospectus.

                    (j) For a period of three years from the date of this Agreement, the Holding Company will furnish to the Agent upon request (i) a copy of each report of the Holding Company furnished to or filed with the Commission under the 1934 Act or any national securities exchange or system on which any class of securities of the Holding Company is listed or quoted, (ii) a copy of each report of the Holding Company mailed to holders of Common Stock or non-confidential report filed with the Commission or the OTS or any other supervisory or regulatory authority or any national securities exchange or system on which any class of the securities of the Holding Company is listed or quoted, (iii) each press release and material news item and article released by the Holding Company and/or Bank, and (iv) from time-to-time, such other publicly available information concerning the Primary Parties as the Agent may reasonably request.

                    (k) The Primary Parties will use the net proceeds from the sale of the Common Stock in the manner set forth in the Prospectus under the caption “How Our Net Proceeds Will Be Used.”

                    (l) The Holding Company and the Bank will distribute the Prospectus or other offering materials in connection with the offering and sale of the Common Stock only in accordance with the Reorganization Regulations, the 1933 Act, the 1933 Act Regulations, the 1934 Act and the 1934 Act Regulations, and the laws of any state in which the Shares are qualified for sale.

                    (m) Prior to the Closing Time, the Holding Company shall register its Common Stock under Section 12(b) of the 1934 Act. The Holding Company shall maintain the effectiveness of such registration for not less than three years or such shorter period as permitted by the OTS.

                    (n) For so long as the Shares are registered under the 1934 Act, the Holding Company will furnish to its shareholders after the end of each fiscal year, in the time periods prescribed by applicable laws and regulations, such reports and other information as are required to be furnished to its shareholders under the 1934 Act.

                    (o) The Holding Company will report the use of proceeds of the Offering in accordance with Rule 463 under the 1933 Act Regulations.

                    (p) The Primary Parties will maintain appropriate arrangements for depositing all funds received from persons mailing subscriptions for or orders to purchase Shares on an interest bearing basis as described in the Prospectus until the Closing Time and satisfaction of all conditions precedent to the release of the Holding Company’s obligation to refund payments received from persons subscribing for or ordering Shares in the Offerings, in accordance with the Plan as described in the Prospectus, or until refunds of such funds have been made to the persons entitled thereto or withdrawal authorizations canceled in accordance with the Plan and as described in the Prospectus. The Primary Parties will maintain such records of all funds received to permit the funds of each subscriber to be separately insured by the FDIC (to the maximum extent allowable) and to enable the Primary Parties to make the appropriate refunds of such funds in the event that such refunds are required to be made in accordance with the Plan and as described in the Prospectus.

                    (q) Within 90 days following the Closing Time, the MHC and the Holding Company will each register as a savings and loan holding company under the HOLA.

                    (r) The Primary Parties will take such actions and furnish such information as are reasonably requested by the Agent in order for the Agent to ensure compliance with Rule 2790 of the FINRA and all related rules.

                    (s) The Primary Parties will conduct their businesses in compliance in all material respects with all applicable federal and state laws, rules, regulations, decisions, directives and orders, including all decisions, directives and orders of the Commission, the OTS and the FDIC.

                    (t) The Holding Company and the Bank shall comply with any and all terms, conditions, requirements and provisions with respect to the Reorganization, the Offerings and the transactions contemplated thereby imposed by the OTS, the HOLA, the Commission, the 1933 Act, the 1933 Act Regulations, the 1934 Act and the 1934 Act Regulations to be complied with subsequent to the Closing Time. The Holding Company will comply with all provisions of all undertakings contained in the Registration Statement.

                    (u) The Primary Parties will not amend the Plan without notifying the Agent prior thereto.

                    (v) The Holding Company shall provide the Agent with any information necessary to allow Agent to assist with the allocation process in order to permit the Holding Company to carry out the allocation of the Shares in the event of an oversubscription, and such information shall be accurate and reliable in all material respects.

                    (w) The Holding Company will not deliver the Shares until the Primary Parties have satisfied or caused to be satisfied each condition set forth in Section 10 hereof, unless such condition is waived in writing by the Agent.

                    (x) Immediately upon completion of the sale by the Holding Company of the Shares contemplated by the Plan and the Prospectus, (i) the MHC shall have been formed pursuant to the Plan and shall own at all times more than 50% of the issued and outstanding shares of Common Stock, (ii) all of the issued and outstanding shares of capital stock of the Bank shall be owned by the Holding Company, (iii) the Holding Company shall have no direct subsidiaries other than the Bank, and (iv) the Reorganization shall have been effected in accordance with all applicable statutes, regulations, decisions and orders; and all terms, conditions, requirements and provisions with respect to the Reorganization (except those that are conditions subsequent) imposed by the Commission, the OTS or any other governmental agency, if any, shall have been complied with by the Primary Parties in all material respects or appropriate waivers shall have been obtained and all notice and waiting periods shall have been satisfied, waived or elapsed.

                    (y) Prior to the Closing Time, the Plan shall have been approved by the eligible voting members of the Bank in accordance with the Reorganization Regulations and the provisions of the Bank’s charter and bylaws.

                    (z) As of the Closing Time, the Primary Parties shall have completed all conditions precedent to the Reorganization and the Offerings in accordance with the Plan and shall have complied in all material respects with applicable laws, regulations (except as modified or waived in writing by the OTS), decisions and orders, including all terms, conditions, requirements and provisions precedent to the Reorganization and the Offerings imposed upon it by the OTS as set forth in correspondence received from the OTS.

                    (aa) On or before the Closing Time, the Primary Parties will have completed all conditions precedent to the Reorganization and the Offerings specified in the Plan and the offer and sale of the Shares will have been conducted in all material respects in accordance with the Plan, the Reorganization Regulations (except as modified or waived in writing by the OTS) and with all other applicable laws, regulations, decisions and orders, including all terms, conditions, requirements and provisions precedent to the Reorganization and the Offerings imposed upon any of the Primary Parties by the OTS, the Commission or any other regulatory authority and in the manner described in the Prospectus.

                    (bb) The Holding Company shall notify Agent when funds have been received for the minimum number of Shares set forth in the Prospectus.

                    (cc) The Primary Parties will also comply with any conditions imposed by the OTS in connection with the establishment, funding and operation of the Charitable Foundation and will use their best efforts to ensure that the Charitable Foundation submits within the time frames required by applicable law a request to the Internal Revenue Service to be recognized as a tax-exempt organization under Section 501(c)(3) of the Internal Revenue Code; the Primary Parties will take no action which will result in the possible loss of the Charitable Foundation’s tax exempt status.

          Section 9. Payment of Expenses. Whether or not the Reorganization is completed or the sale and exchange of the Shares by the Holding Company is consummated, the Primary Parties will pay for all their expenses incident to the performance of this Agreement, including without limitation: (a) the preparation and filing of the OTS Applications; (b) the preparation, printing, filing, delivery and mailing of the Registration Statement, including the Prospectus, and all documents related to the Offerings and proxy solicitation; (c) all filing fees and expenses in connection with the qualification or registration of the Shares for offer and sale by the Holding Company or the Bank under the securities or “blue sky” laws, including without limitation filing fees, reasonable legal fees and disbursements of counsel in connection therewith, and in connection with the preparation of a blue sky law survey; (d) the filing fees of the FINRA related to the Agent’s fairness filing under FINRA Rule 2710; (e) fees and expenses related to the preparation of the independent appraisal; (f) fees and expenses related to auditing and accounting services; (g) all expenses relating to advertising, temporary personnel, investor meetings and the stock information center; (h) transfer agent fees and costs of preparation and distribution of stock certificates; and (i) all expenses related to the Syndicated Community Offering. The Primary Parties also agree to reimburse Agent for reasonable out-of-pocket expenses, including legal fees and expenses, incurred by Agent in connection with the services hereunder. Agent will not incur legal fees (excluding counsel’s out-of-pocket expenses) in excess of $75,000 or counsel’s out-of-pocket expenses in excess of $5,000 without the approval of the Bank. The Agent will not incur reimbursable direct out-of-pocket expenses in excess of $15,000 without prior approval of the Bank. In the event that the Agent incurs any expenses on behalf of the Primary Parties, the Primary Parties will pay or reimburse Agent for such expenses regardless of whether the Reorganization is successfully completed, and such reimbursements will not be included in the expense limitations set forth in this paragraph. The Agent will not incur any single out-of-pocket expense on behalf of the Primary Parties of more than $1,000 without the prior approval of the Bank. Not less than two days prior to the Closing Time, Agent will provide the Bank with a detailed accounting of all reimbursable expenses to be paid at the Closing.

          Section 10. Conditions to the Agent’s Obligations. The obligations of the Agent hereunder and the occurrence of the Closing, the Reorganization and the Offerings are subject to the condition that all representations and warranties of the Primary Parties herein contained are, at and as of the commencement of the Offerings and at and as of the Closing Time, true and correct, the condition that the Primary Parties shall have performed all of their obligations hereunder to be performed on or before such dates and to the following further conditions:

                    (a) The Registration Statement shall have been declared effective by the Commission and the Prospectus and Proxy Statement contained in the MHC Notice and Application shall have been approved by the OTS for mailing prior to the commencement of the Offerings, the Holding Company Application shall have been approved, and no stop order or other action suspending the effectiveness of the Registration Statement shall have been issued under the 1933 Act or proceedings therefor initiated or, to any of the Primary Parties’ knowledge, threatened by the Commission or any state authority and no order or other action suspending the authorization for use of the Prospectus or the consummation of the Reorganization shall have been issued or proceedings therefore initiated or, to any of the Primary Parties’ knowledge, threatened by the OTS, the Commission, or any other governmental body.

                    (b) At the Closing Time, Agent shall have received:

                              (i) The favorable opinion, dated as of the Closing Time, of Elias, Matz, Tiernan & Herrick L.L.P. in form and substance satisfactory to counsel for Agent, as set forth in Exhibit C. The opinion may be limited to matters governed by laws of the United States and, with respect to enforceability of this Agreement, laws of the State of New Jersey. In rendering such opinion, such counsel may rely (A) as to matters involving the application of laws of any jurisdiction other than the United States, to the extent such counsel deems proper and specified in such opinion, upon the opinion of counsel reasonably acceptable to the Agent, as long as such other opinion indicates that the Agent may rely on the opinion, and (B) as to matters of fact, to the extent such counsel deems proper, on certificates of responsible officers of the Primary Parties and public officials; provided copies of any such opinion(s) or certificates of public officials are delivered to Agent together with the opinion to be rendered hereunder by special counsel to the Primary Parties. The opinion of such counsel for the Primary Parties shall state that it has no reason to believe that the Agent is not reasonably justified in relying thereon. The opinion of such counsel for the Primary Parties also shall state that the Agent’s counsel may rely for purposes of its own opinion on the opinion of such counsel and, if applicable, local counsel, whose opinion(s) shall expressly authorize such reliance.

                              (ii) The letter of Elias, Matz, Tiernan & Herrick L.L.P. in form and substance to the effect that during the preparation of the Registration Statement and the Prospectus, Elias, Matz, Tiernan & Herrick L.L.P. participated in conferences with certain officers of and other representatives of the Primary Parties, counsel to Agent, representatives of the independent registered public accounting firm for the Primary Parties and representatives of Agent at which the contents of the Registration Statement and the Prospectus and related matters were discussed and has considered the matters required to be stated therein and the statements contained therein and, although (without limiting the opinions provided pursuant to Section 10(b)(i)) Elias, Matz, Tiernan & Herrick L.L.P. has not independently verified the accuracy, completeness or fairness of the statements contained in the Registration Statement and Prospectus, on the basis of the foregoing, nothing has come to the attention of Elias, Matz, Tiernan & Herrick L.L.P. that caused Elias, Matz, Tiernan & Herrick L.L.P. to believe that the Registration Statement at the time it was declared effective by the Commission and as of the date of such letter or that the General Disclosure Package as of the Closing Time, contained or contains any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (it being understood that counsel need express no comment or opinion with respect to the financial statements, notes to financial statements, schedules and other financial and statistical data included, or statistical or appraisal methodology employed, in the Registration Statement, Prospectus or General Disclosure Package).

                              (iii) The favorable opinion, dated as of the Closing Time, of Muldoon Murphy & Aguggia LLP, counsel for Agent, as set forth in Exhibit D; such opinion may rely, as to matters of fact, upon certificates of officers and directors of the Primary Parties delivered pursuant hereto or as such counsel may reasonably request and upon the opinion of Elias, Matz, Tiernan & Herrick L.L.P.

                              (iv) A Blue Sky Memorandum from Elias, Matz, Tiernan & Herrick L.L.P. addressed to the Primary Parties and Agent relating to the Offerings, including the Agent’s participation therein. The Blue Sky Memorandum will address the necessity of obtaining or confirming exemptions, qualifications or the registration of the Common Stock under applicable state securities law.

                    (c) Concurrently with the execution of this Agreement, Agent shall receive a letter from Beard Miller Company LLP, dated the date hereof and addressed to Agent, such letter (i) confirming that Beard Miller Company LLP is an independent registered public accounting firm within the meaning of the Code of Ethics of the AICPA, that it is registered with the PCAOB, and that it is, with respect to each of the Primary Parties, an independent certified public accountant within the meaning of, and is not in violation of the auditor independence requirements of, the 1933 Act, the 1933 Act Regulations, the Sarbanes-Oxley Act, the PCAOB Regulations and the OTS Regulations; and no information concerning its relationship with or interests in the Primary Parties is required by Item 13 of the Registration Statement, and stating in effect that in Beard Miller Company LLP’s opinion the financial statements of the Bank included in the Prospectus comply as to form in all material respects with the applicable accounting requirements of the 1933 Act, the 1933 Act Regulations, the 1934 Act, the 1934 Act Regulations, the Reorganization Regulations and generally accepted accounting principles consistently applied; (ii) stating in effect that, on the basis of certain agreed upon procedures (but not an audit examination in accordance with the auditing standards of the PCAOB) consisting of a review (in accordance with Statement of Auditing Standards No. 100, Interim Financial Information) of the latest available financial statements of the Bank prepared by the Bank, a reading of the minutes of the meetings of the Board of Directors and Audit Committee of the Bank and consultations with officers of the Bank responsible for financial and accounting matters, nothing came to their attention which caused them to believe that: (A) such unaudited financial statements and financial information included in the section titled “Recent Developments” are not in conformity with generally accepted accounting principles applied on a basis substantially consistent with that of the audited financial statements included in the Prospectus; or (B) during the period from the date of the Recent Developments information included in the Prospectus to a date not more than three business days prior to the date of the Prospectus there was any increase in non-performing loans, special mention loans, borrowings (defined as advances from the FHLB of Pittsburgh, securities sold under agreements to repurchase and any other form of debt other than deposits) of the Bank or decrease in assets, deposits, loan losses allowances, equity or retained earnings of the Bank or there was any decrease in net income, non-interest income, tax expense, net interest income, net interest income after provision for loan losses or provision for loan losses of the Bank or any increase in non-interest expense for the number of full months commencing immediately after the Recent Developments period and ended on the last month-end prior to the date of the Prospectus as compared to the corresponding period in the preceding year, which was material to the financial position or results of operations of the Bank; and (iii) stating that, in addition to the audit examination referred to in its opinion included in the Prospectus and the performance of the procedures referred to in clause (ii) of this subsection (c), they have compared with the general accounting records of the Bank, which are subject to the internal controls of the accounting system of the Bank and other data prepared by the Bank directly from such accounting records, to the extent specified in such letter, such amounts and/or percentages set forth in the Prospectus as Agent may reasonably request, and they have found such amounts and percentages to be in agreement therewith (subject to rounding).

                    (d) At the Closing Time, Agent shall receive a letter from Beard Miller Company LLP dated the Closing Time, addressed to Agent, confirming the statements made by its letter delivered by it pursuant to Section 10 (c), the “specified date” referred to in clause (ii)(B) thereof to be a date specified in such letter, which shall not be more than three business days prior to the Closing Time.

                    (e) At the Closing Time, counsel to Agent shall have been furnished with such documents and opinions as counsel for the Agent may require for the purpose of enabling them to advise Agent with respect to the issuance and sale of the Common Stock as herein contemplated and related proceedings, or in order to evidence the accuracy of any of the representations and warranties, or the fulfillment of any of the conditions herein contained.

                    (f) At the Closing Time, the Agent shall receive a certificate of the Chief Executive Officer and Chief Financial Officer of each of the Primary Parties, dated the Closing Time, to the effect that: (i) they have examined the Prospectus and at the time the Prospectus became authorized for final use, the Prospectus did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; (ii) there has not been, since the respective dates as of which information is given in the Prospectus, any Material Adverse Effect other than as set forth or contemplated in the Registration Statement; (iii) the representations and warranties contained in Section 6 of this Agreement are true and correct with the same force and effect as though made at and as of the Closing Time; (iv) each of the Primary Parties has complied in all material respects with all material agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Time including the conditions contained in this Section 10; (v) no stop order has been issued or, to their knowledge, is threatened, by the Commission or any other governmental body; (vi) no order suspending the Offering, the Reorganization, the acquisition of all of the shares of the Bank by the Holding Company, the acquisition by the MHC of shares of the Common Stock, the transactions required under the Plan to consummate the Reorganization or the effectiveness of the Registration Statement has been issued and to their knowledge, no proceedings for any such purpose have been initiated or threatened by the OTS, the Commission, or any other federal or state authority; (vii) to their knowledge, no person has sought to obtain regulatory or judicial review of the action of the OTS in approving the Plan or to enjoin the Reorganization.

                    (g) At the Closing Time, the Agent shall receive a letter from RP Financial, LC, dated as of the Closing Time, (i) confirming that said firm is independent of the Primary Parties and is experienced and expert in the area of corporate appraisals within the meaning of the Reorganization Regulations, (ii) stating in effect that the Appraisal complies in all material respects with the applicable requirements of the Reorganization Regulations, and (iii) further stating that its opinion of the aggregate pro forma market value of the Primary Parties, as converted, expressed in the Appraisal as most recently updated, remains in effect.

                    (h) Prior to and at the Closing Time, none of the Primary Parties shall have sustained, since the date of the latest audited financial statements included in the Registration Statement and Prospectus, any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth in the Registration Statement and the Prospectus, and since the respective dates as of which information is given in the Registration Statement and the Prospectus, there shall not have been any material change, or any development involving a prospective material change in, or affecting the general affairs of, management, financial position, retained earnings, long-term debt, stockholders’ equity or results of operations of any of the Primary Parties, otherwise than as set forth or contemplated in the Registration Statement and the Prospectus, the effect of which, in any such case described above, in the Agent’s reasonable judgment, is sufficiently material and adverse as to make it impracticable or inadvisable to proceed with the Offering or the delivery of the Shares on the terms and in the manner contemplated in the Prospectus.

                    (i) Prior to and at the Closing Time: (i) in the reasonable opinion of the Agent there shall have been no Material Adverse Effect from and as of the latest date as of which such condition is set forth in the Prospectus, except as referred to therein; (ii) there shall have been no material transaction entered into by the Primary Parties, independently or considered as one enterprise, from the latest date as of which the financial condition of the Primary Parties is set forth in the Prospectus, other than transactions referred to or contemplated therein; (iii) none of the Primary Parties shall have received from the OTS or the FDIC any direction (oral or written) to make any material change in the method of conducting their business with which it has not complied in all material respects (which direction, if any, shall have been disclosed to the Agent) and which would reasonably be expected to have a Material Adverse Effect; (iv) none of the Primary Parties shall have been in default (nor shall an event have occurred which, with notice or lapse of time or both, would constitute a default) under any provision of any agreement or instrument relating to any material outstanding indebtedness; (v) no action, suit or proceeding, at law or in equity or before or by any federal or state commission, board or other administrative agency, shall be pending or, to the knowledge of the Primary Parties, threatened against any of the Primary Parties or affecting any of their properties wherein an unfavorable decision, ruling or finding would reasonably be expected to have a Material Adverse Effect; and (vi) the Shares shall have been qualified or registered for offering and sale under the securities or “blue sky” laws of the jurisdictions requested by the Agent.

                    (j) At or prior to the Closing Time, the Agent shall receive (i) a copy of the MHC Notice and Application and a copy of the letter from the OTS authorizing the use of the Prospectus and approving the MHC Notice and Application, (ii) a copy of the order from the Commission declaring the Registration Statement effective, (iii) a copy of a certificate of existence for the Bank, (iv) certificates or other writings from the appropriate federal authority in form and substance reasonably satisfactory to Agent evidencing the valid existence of the MHC and the Holding Company as of the Closing Time, (v) a copy of the letter from the OTS approving the Holding Company Application, (vi) a certificate from the FDIC evidencing the Bank’s insurance of accounts, (vii) a certificate of the FHLB of Pittsburgh evidencing the Bank’s membership therein, (viii) a copy of the letter from the OTS approving the Merger Application and (ix) any other documents that Agent shall reasonably request.

                    (k) Subsequent to the date hereof, there shall not have occurred any of the following: (i) a suspension or limitation in trading in securities generally on the New York Stock Exchange or American Stock Exchange or in the over-the-counter market, or quotations halted generally on the Nasdaq Stock Market, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices for securities have been required by either of such exchanges or the FINRA or by order of the Commission or any other governmental authority other than temporary trading halts or limitation (A) imposed as a result of intraday changes in the Dow Jones Industrial Average, (B) lasting no longer than until the regularly scheduled commencement of trading on the next succeeding business-day, and (C) which, when combined with all other such halts occurring during the previous five business days, total less than three; (ii) a general moratorium on the operations of federally-insured financial institutions or general moratorium on the withdrawal of deposits from federally-insured financial institutions declared by either federal or state authorities; (iii) any material adverse change in the financial markets in the United States or elsewhere; or (iv) any outbreak of hostilities or escalation thereof or other calamity or crisis, including, without limitation, terrorist activities after the date hereof, the effect of any of (i) through (iv) herein, in the judgment of the Agent, is so material and adverse as to make it impracticable to market the Shares or to enforce contracts, including subscriptions or purchase orders, for the sale of the Shares.

                    (l) All such opinions, certificates, letters and documents will be in compliance with the provisions hereof only if they are reasonably satisfactory in form and substance to the Agent and of counsel for the Agent. Any certificate signed by an officer of the MHC, the Holding Company or the Bank and delivered to the Agent or to counsel for the Agent shall be deemed a representation and warranty by the MHC, the Holding Company or the Bank, as the case may be, to the Agent as to the statements made therein. If any condition to the Agent’s obligations hereunder to be fulfilled prior to or at the Closing Time is not fulfilled, the Agent may terminate this Agreement (provided that if this Agreement is so terminated but the sale of Shares is nevertheless consummated, the Agent shall be entitled to the full compensation provided for in Section 4 hereof) or, if the Agent so elects, may waive any such conditions which have not been fulfilled or may extend the time of their fulfillment.

          Section 11. Indemnification.

                    (a) The Primary Parties jointly and severally agree to indemnify and hold harmless the Agent, its officers, directors, agents, attorneys, servants and employees and each person, if any, who controls the Agent within the meaning of Section 15 of the 1933 Act or Section 20(a) of the 1934 Act, against any and all loss, liability, claim, damage or expense whatsoever (including but not limited to settlement expenses, subject to the limitation set forth in the last sentence of paragraph (c) below), joint or several, that the Agent or any of such officers, directors, agents, attorneys, servants, employees and controlling Persons (collectively, the “Related Persons”) may suffer or to which the Agent or the Related Persons may become subject under all applicable federal and state laws or otherwise, and to promptly reimburse the Agent and any Related Persons upon written demand for any reasonable expenses (including reasonable fees and disbursements of counsel) incurred by the Agent or any Related Persons in connection with investigating, preparing or defending any actions, proceedings or claims (whether commenced or threatened) to the extent such losses, claims, damages, liabilities or actions: (i) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment or supplement thereto), preliminary or final Prospectus (or any amendment or supplement thereto), the OTS Applications, or any blue sky application or other instrument or document of the Primary Parties or based upon written information supplied by any of the Primary Parties filed in any state or jurisdiction to register or qualify any or all of the Shares under the securities laws thereof (collectively, the “Blue Sky Applications”), or any application or other document, advertisement, or communication (“Sales Information”) prepared, made or executed by or on behalf of any of the Primary Parties with its consent or based upon written information furnished by or on behalf of any of the Primary Parties, whether or not filed in any Jurisdiction in order to qualify or register the Shares under the securities laws thereof, (ii) arise out of or are based upon the omission or alleged omission to state in any of the foregoing documents or information, a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (iii) arise from any theory of liability whatsoever relating to or arising from or based upon the Registration Statement (or any amendment or supplement thereto), preliminary or final Prospectus (or any amendment or supplement thereto), the OTS Applications, any Blue Sky Applications or Sales Information or other documentation distributed in connection with the Reorganization; or (iv) result from any claims made with respect to the accuracy, reliability and completeness of the records of Eligible Account Holders, Supplemental Eligible Account Holders and Other Members or for any denial or reduction of a subscription or order to purchase Common Stock, whether as a result of a properly calculated allocation pursuant to the Plan or otherwise, based upon such records; provided, however, that no indemnification is required under this paragraph (a) to the extent such losses, claims, damages, liabilities or actions arise out of or are based upon any untrue material statements or alleged untrue material statements in, or material omission or alleged material omission from, the Registration Statement (or any amendment or supplement thereto) or the preliminary or final Prospectus (or any amendment or supplement thereto), the OTS Applications, the Blue Sky Applications or Sales Information or other documentation distributed in connection with the Reorganization made in reliance upon and in conformity with written information furnished to the Primary Parties by the Agent or its representatives (including counsel) with respect to the Agent expressly for use in the Registration Statement (or any amendment or supplement thereto) or Prospectus (or any amendment or supplement thereto) under the captions “Market for Our Common Stock” and “The Reorganization and Offering – Plan of Distribution and Marketing Arrangements,” except for information derived from the Prospectus. Provided further, that the Primary Parties will not be responsible for any loss, liability, claim, damage or expense to the extent they result primarily from material oral misstatements by the Agent to a purchaser of Shares which are not based upon information in the Registration Statement or Prospectus, or from actions taken or omitted to be taken by the Agent in bad faith or from the Agent’s gross negligence or willful misconduct, and the Agent agrees to repay to the Primary Parties any amounts advanced to it by the Primary Parties in connection with matters as to which it is found not to be entitled to indemnification hereunder.

                    (b) The Agent agrees to indemnify and hold harmless the Primary Parties, their directors and officers, agents, servants and employees and each person, if any, who controls any of the Primary Parties within the meaning of Section 15 of the 1933 Act or Section 20(a) of the 1934 Act against any and all loss, liability, claim, damage or expense whatsoever (including but not limited to settlement expenses, subject to the limitation set forth in the last sentence of paragraph (c) below), joint or several which they, or any of them, may suffer or to which they, or any of them, may become subject under all applicable federal and state laws or otherwise, and to promptly reimburse the Primary Parties and any such persons upon written demand for any reasonable expenses (including fees and disbursements of counsel) incurred by them in connection with investigating, preparing or defending any actions, proceedings or claims (whether commenced or threatened) to the extent such losses, claims, damages, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment of supplement thereto), the OTS Applications or any Blue Sky Applications or Sales Information or are based upon the omission or alleged omission to state in any of the foregoing documents a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Agent’s obligations under this Section 11(b) shall exist only if and only to the extent that such untrue statement or alleged untrue statement was made in, or such material fact or alleged material fact was omitted from, the Registration Statement (or any amendment or supplement thereto) or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with written information furnished to the Primary Parties by the Agent or its representatives (including counsel) expressly for use under the captions “Market for Our Common Stock” and “The Reorganization and Offering—Plan of Distribution and Marketing Arrangements.”

                    (c) Each indemnified party shall give prompt written notice to each indemnifying party of any action, proceeding, claim (whether commenced or threatened), or suit instituted against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve it from any liability which it may have on account of this Section 11, Section 12 or otherwise. An indemnifying party may participate at its own expense in the defense of such action. In addition, if it so elects within a reasonable time after receipt of such notice, an indemnifying party, jointly with any other indemnifying parties receiving such notice, may assume defense of such action with counsel chosen by it and approved by the indemnified parties that are defendants in such action, unless such indemnified parties reasonably object to such assumption on the ground that there may be legal defenses available to them that are different from or in addition to those available to such indemnifying party. If an indemnifying party assumes the defense of such action, the indemnifying parties shall not be liable for any fees and expenses of counsel for the indemnified parties incurred thereafter in connection with such action, proceeding or claim, other than reasonable costs of investigation. In no event shall the indemnifying parties be liable for the fees and expenses of more than one separate firm of attorneys (unless an indemnified party or parties shall have reasonably concluded that there may be defenses available to it or them which are different from or in addition to those of other indemnified parties) for all indemnified parties in connection with any one action, proceeding or claim or separate but similar or related actions, proceedings or claims in the same jurisdiction arising out of the same general allegations or circumstances. The Holding Company shall be liable for any settlement of any claim against the Agent (or its directors, officers, employees, affiliates or controlling persons), made with the Holding Company’s consent, which consent shall not be unreasonably withheld. The Holding Company shall not, without the written consent of the Agent, settle or compromise any claim against it based upon circumstances giving rise to an indemnification claim against the Holding Company hereunder unless such settlement or compromise provides that the Agent and the other indemnified parties shall be unconditionally and irrevocably released from all liability in respect of such claim.

                    (d) The agreements contained in this Section 11 and in Section 12 hereof and the representations and warranties of the Primary Parties set forth in this Agreement shall remain operative and in full force and effect regardless of (i) any investigation made by or on behalf of the Agent or its officers, directors, controlling persons, agents or employees or by or on behalf of any of the Primary Parties or any officers, directors, controlling persons, agents or employees of any of the Primary Parties; (ii) delivery of and payment hereunder for the Shares; or (iii) any termination of this Agreement. To the extent required by law, Sections 11 and 12 hereof are subject to and limited by Section 23A of the Federal Reserve Act.

          Section 12. Contribution.

                    (a) In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in Section 11 is due in accordance with its terms but is found in a final judgment by a court to be unavailable from the Primary Parties or the Agent, the Primary Parties and the Agent shall contribute to the aggregate losses, claims, damages and liabilities of the nature contemplated by such indemnification in such proportion so that (i) the Agent is responsible for that portion represented by the percentage that the fees paid to the Agent pursuant to Section 4 of this Agreement (not including expenses) (“Agent’s Fees”), less any portion of Agent’s Fees paid by Agent to Assisting Brokers, bear to the total proceeds received by the Primary Parties from the sale of the Shares in the Offerings, net of all expenses of the Offerings except Agent’s Fees, and (ii) the Primary Parties shall be responsible for the balance. If, however, the allocation provided above is not permitted by applicable law or if the indemnified party failed to give the notice required under Section 11 above, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative fault of the Primary Parties on the one hand and the Agent on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions, proceedings or claims in respect thereof), but also the relative benefits received by the Primary Parties on the one hand and the Agent on the other from the Offerings, as well as any other relevant equitable considerations. The relative benefits received by the Primary Parties on the one hand and the Agent on the other hand shall be deemed to be in the same proportion as the total proceeds from the Offerings, net of all expenses of the Offerings except Agent’s Fees, received by the Primary Parties bear, with respect to the Agent, to the total fees (not including expenses) received by the Agent less the portion of such fees paid by the Agent to Assisting Brokers. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Primary Parties on the one hand or the Agent on the other and the parties relative intent, good faith, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Primary Parties and the Agent agree that it would not be just and equitable if contribution pursuant to this Section 12 were determined by pro-rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 12. The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or action, proceedings or claims in respect thereof) referred to above in this Section 12 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action, proceeding or claim. It is expressly agreed that the Agent shall not be liable for any loss, liability, claim, damage or expense or be required to contribute any amount which in the aggregate exceeds the amount paid (excluding reimbursable expenses) to the Agent under this Agreement less the portion of such fees paid by the Agent to Assisting Brokers. It is understood and agreed that the above-stated limitation on the Agent’s liability is essential to the Agent and that the Agent would not have entered into this Agreement if such limitation had not been agreed to by the parties to this Agreement. No person found guilty of any fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not found guilty of such fraudulent misrepresentation. The duties, obligations and liabilities of the Primary Parties and the Agent under this Section 12 and under Section 11 shall be in addition to any duties, obligations and liabilities which the Primary Parties and the Agent may otherwise have. For purposes of this Section 12, each of the Agent’s and the Primary Parties’ officers and directors and each person, if any, who controls the Agent or any of the Primary Parties within the meaning of the 1933 Act and the 1934 Act shall have the same rights to contribution as the Primary Parties and the Agent. Any party entitled to contribution, promptly after receipt of notice of commencement of any action, suit, claim or proceeding against such party in respect of which a claim for contribution may be made against another party under this Section 12, will notify such party from whom contribution may be sought, but the omission to so notify such party shall not relieve the party from whom contribution may be sought from any other obligation it may have hereunder or otherwise than under this Section 12.

          Section 13. Survival. All representations, warranties and indemnities and other statements contained in this Agreement, or contained in certificates of officers of the Primary Parties or the Agent submitted pursuant hereto, shall remain operative and in full force and effect, regardless of any termination or cancellation of this Agreement or any investigation made by or on behalf of the Agent or its controlling persons, or by or on behalf of the Primary Parties and shall survive the issuance of the Shares, and any legal representative, successor or assign of the Agent, any of the Primary Parties, and any indemnified person shall be entitled to the benefit of the respective agreements, indemnities, warranties and representations.

          Section 14. Termination. Agent may terminate this Agreement by giving the notice indicated below in this Section at any time after this Agreement becomes effective as follows:

                    (a) In the event the Holding Company fails to consummate the sale of the minimum number of the Shares by __________________, 2008 in accordance with the provisions of the Plan or as required by the Reorganization Regulations and applicable law, this Agreement shall terminate upon refund by the Primary Parties to each person who has subscribed for or ordered any of the Shares the full amount which it may have received from such person, together with interest in accordance with Section 3, and no party to this Agreement shall have any obligation to the other hereunder, except as set forth in Sections 3, 4, 9, 11 and 12 hereof.

                    (b) If any of the conditions specified in Section 10 shall not have been fulfilled when and as required by this Agreement, or by the Closing Time, or waived in writing by the Agent, this Agreement and all of the Agent’s obligations hereunder may be canceled by the Agent by notifying the Bank of such cancellation in writing at any time at or prior to the Closing Time, and any such cancellation shall be without liability of any party to any other party except as otherwise provided in Sections 3, 4, 9, 11 and 12 hereof.

                    (c) If Agent elects to terminate this Agreement as provided in this Section, the Bank shall be notified by the Agent as provided in Section 15 hereof.

                    (d) If this Agreement is terminated in accordance with the provisions of Sections 3, 10, or 14, the Primary Parties shall pay the Agent the fees earned pursuant to Section 4 and will reimburse the Agent for its reasonable expenses pursuant to Section 9, including without limitation accounting, communication, legal and travel expenses.

          Section 15. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the Agent shall be directed to Stifel, Nicolaus & Company, Incorporated, 18 Columbia Turnpike, Florham Park, New Jersey 07932, Attention: Michael Rasmussen, Managing Director (with a copy to Muldoon Murphy & Aguggia LLP, 5101 Wisconsin Avenue, NW, Washington, DC 20016, Attention: Lori M. Beresford, Esq.); notices to the Primary Parties shall be directed to Malvern Federal Savings Bank, 42 East Lancaster Avenue, Paoli, Pennsylvania 19301, Attention: Ronald Anderson, President and Chief Executive Officer, (with a copy to Elias, Matz, Tiernan & Herrick L.L.P., 734 15th Street, N.W., 12th Floor, Washington, D.C. 20005, Attention: Hugh T. Wilkinson).

          Section 16. Parties. This Agreement shall inure to the benefit of and be binding upon the Agent and the Primary Parties, and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the parties hereto and their respective successors and the controlling persons and officers and directors referred to in Sections 11 and 12 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provisions herein contained. It is understood and agreed that this Agreement is the exclusive agreement among the parties, supersedes any prior Agreement among the parties and may not be varied except by a writing signed by all parties.

          Section 17. Partial Invalidity. In the event that any term, provision or covenant herein or the application thereof to any circumstances or situation shall be invalid or unenforceable, in whole or in part, the remainder hereof and the application of said term, provision or covenant to any other circumstance or situation shall not be affected thereby, and each term, provision or covenant herein shall be valid and enforceable to the full extent permitted by law.

          Section 18. Construction. This Agreement shall be construed in accordance with the laws of the State of New Jersey.

          If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between you and us in accordance with its terms.

Very truly yours,

MALVERN FEDERAL BANCORP, INC.
(a Federal Corporation in Formation)

By:

Ronald Anderson
President and Chief Executive Officer

MALVERN FEDERAL MUTUAL HOLDING COMPANY
(a Federal Mutual Holding Company in Formation)

By:

Ronald Anderson
President and Chief Executive Officer

MALVERN FEDERAL SAVINGS BANK

By:

Ronald Anderson
President and Chief Executive Officer

The foregoing Agency Agreement is hereby confirmed and accepted as of the date first set and above written.

STIFEL, NICOLAUS & COMPANY, INCORPORATED

By: